Atrion Reports Fourth Quarter and Full Year 2008 Results

Diluted EPS Were up 24% for the Quarter and 17% for the Year, After Adjustments

ALLEN, TX -- (Marketwire - February 19, 2009) - Atrion Corporation (NASDAQ: ATRI) announced today that revenues and earnings were higher for the fourth quarter and the full year 2008. Revenues for the fourth quarter of 2008 were $23,590,000 compared to $20,989,000 in the same period of 2007, representing a 12% increase. On a diluted per share basis, net income for the quarter increased 24% to $1.94 from $1.57 in the fourth quarter of 2007.

Commenting on the Company's performance for the fourth quarter of 2008 compared to fourth quarter of 2007, Emile A. Battat, Chairman & CEO, said, "We are very pleased with our performance in the quarter, especially given the decline in sales of non-medical valves to the boating industry, a category severely impacted by the decline in consumer discretionary spending. Revenues for medical products showed substantial increases, although the ophthalmic category continues to lag other medical products, showing an increase of only 6%."

For the full year 2008, Atrion's revenues increased 8% to $95,895,000 from $88,540,000 in 2007. Net income per diluted share of $7.82 in 2008 was 17% higher than net income of $6.71 per diluted share in 2007, excluding from the 2007 results a special net benefit of $.35 per share attributable to a favorable dispute settlement offset partially by certain initial costs relating to the termination of our defined benefit pension plans. Net income per diluted share for 2007 was $7.06 on an unadjusted GAAP basis.

Mr. Battat spoke to the overall results of 2008, remarking, "For the year as a whole, we are extremely pleased with the increase in revenues and diluted EPS, which once again exceeded our growth target of 15% compared to the results of 2007 excluding the special net benefit in 2007 discussed above."

Commenting on expectations for the current year, Mr. Battat stated, "The U.S. and world economies are deteriorating at an unprecedented pace. This extreme decline in global demand makes it difficult to make accurate predictions for earnings in the year ahead. We certainly hope to achieve at least modest growth in 2009, but are unable to predict at what level. With no debt, and with cash and short-term investments totaling $16.7 million, we are well positioned to continue to invest for the long-term growth of our company."

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the Company's growth in 2009. Words such as "expects," "believes," "anticipates," "intends," "will," and "should" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

                            ATRION CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)
                                (unaudited)

                                                          Twelve Months
                                    Three Months Ended        Ended
                                       December 31,        December 31,
                                    ------------------  ------------------
                                      2008      2007      2008      2007
                                    --------  --------  --------  --------
Revenues                            $ 23,590  $ 20,989  $ 95,895  $ 88,540
Cost of goods sold                    13,068    12,303    53,348    50,771
                                    --------  --------  --------  --------
Gross profit                          10,522     8,686    42,547    37,769
Operating expenses                     4,913     4,449    19,574    17,574
                                    --------  --------  --------  --------
Operating income                       5,609     4,237    22,973    20,195

Interest income (expense), net           124        27       289      (194)
Other income, net                         --        --         1        --
                                    --------  --------  --------  --------
Income before provision for
 income taxes                          5,733     4,264    23,263    20,001
Income tax provision                  (1,849)   (1,122)   (7,596)   (5,995)
                                    --------  --------  --------  --------
    Net income                      $  3,884  $  3,142  $ 15,667  $ 14,006
                                    ========  ========  ========  ========

                                    --------  --------  --------  --------
    Net income per basic share      $   1.98  $   1.65  $   8.03  $   7.42
                                    ========  ========  ========  ========

Weighted average basic shares
 outstanding                           1,959     1,899     1,952     1,887
                                    ========  ========  ========  ========

                                    --------  --------  --------  --------
    Net income per diluted share    $   1.94  $   1.57  $   7.82  $   7.06
                                    ========  ========  ========  ========

Weighted average diluted shares
 outstanding                           2,004     1,995     2,004     1,985
                                    ========  ========  ========  ========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                    Dec. 31,     Dec. 31,
ASSETS                                                2008         2007
                                                   -----------  -----------
                                                   (Unaudited)
Current assets:
  Cash and cash equivalents                        $    12,056  $     3,531
  Short-term investments                                 4,692           --
  Accounts receivable                                   10,875        9,601
  Inventories                                           20,169       17,387
  Prepaid expenses and other current assets                719        1,483
  Deferred income taxes                                    596          607
                                                   -----------  -----------
    Total current assets                                49,107       32,609

Property, plant and equipment, net                      53,370       54,050
Other assets                                            12,876       12,654
                                                   -----------  -----------

                                                   $   115,353  $    99,313
                                                   ===========  ===========

LIABILITIES AND STOCKHOLDERS’ EQUITY

  Current liabilities                                    6,213        6,864
  Line of credit                                            --           --
  Other non-current liabilities                          8,298        7,007
  Stockholders’ equity                                 100,842       85,442
                                                   -----------  -----------

                                                   $   115,353  $    99,313
                                                   ===========  ===========

              RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  (In thousands, except per share data)

                                              Twelve Months
                                                  Ended
                                              Dec. 31, 2007
                                              -------------

GAAP net income                               $      14,006

Minus - Dispute resolution income                    (1,398)
Plus - Pension charges, net                             329
Plus - Income taxes on adjustments above                374
                                              -------------
Adjustments to net income                              (695)

Adjusted net income                           $      13,311

Income per diluted share:
GAAP EPS                                      $        7.06
Minus adjustments (calculated below)                  (0.35)
                                              -------------
Adjusted EPS                                  $        6.71

Adjustments to net income as shown above               (695)
Diluted shares outstanding                            1,985
Income per diluted share adjustment           $       (0.35)

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800